SUBSERVICING AGREEMENT

This Subservicing Agreement (this “Agreement”) is made as of [     ] by and between [HOMEBANC CORP.], a [Georgia] corporation (the “Servicer”) and [HOMEBANC MORTGAGE CORPORATION], a [Delaware] corporation (the “Subservicer”).  The Servicer and the Subservicer may collectively be referred to herein as the “Parties.”

W I T N E S S E T H :

WHEREAS, the Servicer desires to appoint the Subservicer as subservicer with respect to the mortgage loans covered by the [Transfer and Servicing Agreement dated as of [     ] (the “Transfer and Servicing Agreement”), among [HomeBanc Corp.], as seller and as servicer, HomeBanc Mortgage Trust [     ], as issuer, HMB Acceptance Corp., as depositor, [     ], as master servicer and securities administrator, and [     ], as indenture trustee] [Pooling and Servicing Agreement dated as of [     ] (the “Pooling and Servicing Agreement”), among HMB Acceptance Corp., as depositor, [HomeBanc Corp.], as seller and as servicer, [     ], as master servicer and [     ], as trustee].  A copy of the [Transfer] [Pooling] and Servicing Agreement is attached hereto as Exhibit A;

WHEREAS, the Subservicer desires to accept such appointment;

NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Defined Terms.  Capitalized words that are not defined herein shall have the meanings specified for such term in the [Transfer] [Pooling] and Servicing Agreement.  Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Section:

“Ancillary Income” shall mean all money which is due and payable in connection with each Mortgage Loan other than any applicable Servicing Fee, including, without limitation, late charge fees, assignment/transfer fees, insufficient funds check charges, amortization schedule fees, and all other incidental fees and charges.

“Business Day” shall mean any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of Georgia,  New York, Maryland or Minnesota, or (iii) a day on which banks in the States of Georgia, New York, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

“Compensating Interest Payment” shall have the meaning specified in the [Transfer] [Pooling] and Servicing Agreement.

“Event of Default” shall have the meaning set forth in Section 11 hereof.

“First Lien Mortgage Loan” shall have the meaning specified in the [Transfer] [Pooling] and Servicing Agreement.

“Governmental Authority” shall mean any federal, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, court, authority or instrumentality, domestic or foreign.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), or preference, priority, or other security agreement, or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Master Servicer” shall have the meaning specified in the [Transfer] [Pooling] and Servicing Agreement.

“Monthly Advance” shall have the meaning specified in the [Transfer] [Pooling] and Servicing Agreement.

“Mortgage Files” shall mean the mortgage documents pertaining to a particular Mortgage Loan and any additional documents required to be added to the Mortgage File pursuant to this Agreement or the [Transfer] [Pooling] and Servicing Agreement.

“Mortgage Loans” shall mean the “Mortgage Loans” as defined in the [Transfer] [Pooling] and Servicing Agreement and any other individual mortgage loan serviced by the Servicer.

“Person” shall mean an individual, partnership, corporation, business trust, joint stock company, trust, incorporated association, joint venture, Governmental Authority or other entity of whatever nature, and in each case includes permitted successors and assigns.

“Second Lien Mortgage Loan” shall have the meaning specified in the [Transfer] [Pooling] and Servicing Agreement.

“Servicing Advance” shall have the meaning specified in the [Transfer] [Pooling] and Servicing Agreement.

“Servicing Fee” shall mean, with respect to a Mortgage Loan, any and all servicing fee income payable to the Servicer under the [Transfer] [Pooling] and Servicing Agreement.

“Servicing Fee Rate” shall have the meaning specified in the [Transfer] [Pooling] and Servicing Agreement.

“Subservicing Fee” shall have the meaning set forth in Section 4 hereof.

“Subservicing Fee Rate” shall mean [     ].

2.

Appointment.  The Servicer hereby designates and appoints the Subservicer as subservicer and as custodian of the Mortgage Files, such appointment to be effective on the date hereof.

3.

Acceptance of Appointment; the Subservicer to Act as Servicer.  The Subservicer hereby accepts its appointment as subservicer and agrees to service the Mortgage Loans in accordance with the Subservicer’s standard servicing practices.  The Subservicer also agrees, if applicable, to perform all duties and obligations of the Servicer under the [Transfer] [Pooling]  and Servicing Agreement, in accordance with all terms and conditions thereof, with respect to the Mortgage Loans governed by the [Transfer] [Pooling] and Servicing Agreement.

4.

Compensation.  As consideration for the Subservicer’s performance of its obligations under this Agreement, subject to the terms and conditions of this Agreement, the Servicer agrees to pay to the Subservicer as follows:

(a)

[A monthly Subservicing Fee (the “Subservicing Fee”) for each Mortgage Loan residing on the Subservicer’s servicing system at month-end, which shall, for the period of one full month, be equal to one-twelfth of the product of (i) the applicable Subservicing Fee Rate, and (ii) the outstanding principal balance of such Mortgage Loan.  If applicable, the Subservicing Fee shall be collected monthly by the Subservicer from the Servicing Fee income due and payable to the Servicer;

(b)

A one-time set-up fee of $[     ] for each new Mortgage Loan subserviced by the Subservicer.  The Subservicer shall collect such set-up fee payments on a monthly basis by, if applicable, deducting such payments from the Servicing Fee income payable to the Servicer; and

(c)

The Subservicer shall be entitled to receive and retain for its own account all Ancillary Income.

[(d)

The Subservicer shall be entitled to receive and retain for its own account all investment earnings on amounts on deposit in the Custodial Account, the Escrow Account, and the Servicing Account.]

If the applicable Servicing Fee is insufficient to cover the sum of items (a) and (b) above, or if a Servicing Fee does not apply to the Mortgage Loan in question with respect to items (a) and (b) above, then the Servicer shall make direct payment to the Subservicer, upon receipt of a billing statement from the Subservicer, which payment shall be made to the Subservicer within five (5) days after receipt of each billing statement from the Subservicer.]

5.

Monthly Advances and Prepayment Interest Shortfall.  Servicer shall reimburse Subservicer on demand for all Monthly Advances and Compensating Interest Payments remitted to the Master Servicer pursuant to Section [4.03(a)] [     ] of the [Transfer] [Pooling] and Servicing Agreement. Such payment may be made by Subservicer deducting such amount from the Servicing Fee income due and payable to the Servicer prior to its remittance to the Servicer. If such Servicing Fee income is insufficient, Servicer shall make direct payment to Subservicer, upon receipt of a billing from Subservicer, which payment shall be made to Subservicer within [five (5)] days after receipt of each billing from Subservicer.

6.

Servicing Advances.  Servicer agrees that Subservicer may make Servicing Advances on the Mortgage Loans in Subservicer 's sole and reasonable discretion. Subservicer shall attempt to recover amounts advanced from proceeds received from the related mortgagor or from mortgage insurance or guaranty claim receipts. In any event, Servicer shall reimburse Subservicer on demand for any and all Servicing Advances made by Subservicer. Such payment may be made by Subservicer deducting from the Servicing Fee income due and payable to the Servicer prior to its remittance to Servicer. If such Servicing Fee income is insufficient, Servicer shall make direct payment to Subservicer , upon receipt of a billing from Subservicer, which payment shall be made to Subservicer within [five (5)] days after receipt of each billing from Subservicer.

7.

Representations and Warranties of the Servicer.  The Servicer represents and warrants to the Subservicer as follows as of the date hereof:

(a)

It is a corporation duly organized, validly existing, and in good standing, under the laws of the jurisdiction of its formation, has the authority and power necessary to own its assets and to transact the business in which it is engaged, and is duly qualified and in good standing to do business in each jurisdiction in which the conduct of its business or the ownership of its assets so requires, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the ability of the Servicer to consummate the transactions contemplated hereby.

(b)

It has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and to perform its obligations hereunder.  It has duly authorized, executed, and delivered this Agreement.  This Agreement constitutes the legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms, except to the extent bankruptcy, insolvency, reorganization, fraudulent conveyance, or similar laws affect the enforcement of creditors’ rights generally.  The signatory executing this Agreement is duly authorized to execute and deliver each such document.

(c)

Its execution and delivery of this Agreement and the consummation and performance of any of the transactions contemplated hereby do not and will not in any material respect: (i)(A) violate any applicable law or any judgment, award, order, writ, or decree of any court or other Governmental Authority, (B) violate any provision of its certificate of incorporation or by-laws; (ii) violate any provision of, or cause a default under, any material mortgage, indenture, contract, agreement, or other material undertaking to which it is a party or that purports to be binding upon it or upon any of its assets; or (iii) other than as contemplated by this Agreement, result in the creation or imposition of any Lien on any of its material assets.

(d)

No consent of any other Person (including such Person’s shareholders) and no consent, license, approval, or exemption by, or authorization of, or registration, filing or declaration with, any Governmental Authority or any other Person, is necessary to (i) its execution, delivery or performance of this Agreement or (ii) the validity or enforceability of this Agreement.

(e)

It is not in default, and no event or condition exists with respect to the Servicer that after the giving of notice or lapse of time or both, would constitute an event of default under any material mortgage, indenture, contract, agreement, judgment, or other undertaking, to which it is a party to or which purports to be binding upon it or upon any of its assets.

(f)

There are no lawsuits, actions, proceedings, claims, orders or investigations by or before any Governmental Authority pending or, to the knowledge of the Servicer, threatened against it relating to or seeking to enjoin the transactions contemplated hereby.

8.

Representations and Warranties of Subservicer.  The Subservicer represents and warrants to the Servicer as follows as of the date hereof:

(a)

It is a corporation duly organized, validly existing, and in good standing, under the laws of the jurisdiction of its formation, has the authority and power necessary to own its assets and to transact the business in which it is engaged, and is duly qualified and in good standing to do business in each jurisdiction in which the conduct of its business or the ownership of its assets so requires, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the ability of the Subservicer to consummate the transactions contemplated hereby.

(b)

It has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement, and to perform its obligations hereunder.  It has duly authorized, executed, and delivered this Agreement.  This Agreement constitutes the legal, valid and binding obligation of the Subservicer, enforceable against it in accordance with its terms, except to the extent bankruptcy, insolvency, reorganization, fraudulent conveyance, or similar laws affect the enforcement of creditors’ rights generally.  The signatory executing this Agreement is duly authorized to execute and deliver each such document.

(c)

Its execution and delivery of this Agreement and the consummation and performance of any of the transactions contemplated hereby do not and will not in any material respect: (i)(A) violate any applicable law or any judgment, award, order, writ, or decree of any court or other Governmental Authority, (B) violate any provision of its certificate of incorporation or by-laws; (ii) violate any provision of, or cause a default under, any material mortgage, indenture, contract, agreement, or other material undertaking to which it is a party or that purports to be binding upon it or upon any of its assets; or (iii) result in the creation or imposition of any Lien on any of its material assets.

(d)

No consent of any other Person (including such Person’s shareholders) and no consent, license, approval, or exemption by, or authorization of, or registration, filing or declaration with, any Governmental Authority or any other Person, is necessary to (i) its execution, delivery or performance of this Agreement or (ii) the validity or enforceability of this Agreement.

(e)

It is not in default, and no event or condition exists with respect to the Subservicer that after the giving of notice or lapse of time or both, would constitute an event of default under any material mortgage, indenture, contract, agreement, judgment, or other undertaking, to which it is a party to or which purports to be binding upon it or upon any of its assets.

(f)

There are no lawsuits, actions, proceedings, claims, orders or investigations by or before any Governmental Authority pending or, to the knowledge of the Subservicer, threatened against it relating to or seeking to enjoin the transactions contemplated by this Agreement.

9.

Limitation on Liability of Subservicer.  Except as provided in the [Transfer] [Pooling] and Servicing, neither the Subservicer nor any of the officers, directors, employees or agents of the Subservicer shall be under any liability for any action taken or for refraining from taking of any action in its capacity as Subservicer pursuant to this Agreement; provided, however, that this provision shall not protect the Subservicer or any such person against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of its duties hereunder or under the [Transfer] [Pooling] and Servicing Agreement.  The Subservicer and any officer, director, employee or agent of the Subservicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person with respect to any matters arising hereunder.  No implied covenants or obligations shall be read into this Agreement against the Subservicer.

10.

Liability of Servicer and Subservicer; Indemnity.

(a)

To the extent that the Servicer shall receive indemnification under the [Transfer] [Pooling] and Servicing Agreement or related documents, the Servicer shall indemnify and hold harmless the Subservicer from and against any and all costs, expenses (including, without limitation, reasonable expenses of litigation and attorney fees), losses, damages, claims and liabilities, arising out of or resulting from a third-party’s willful misfeasance, bad faith or negligence (except for errors in judgment) in the performance of its duties under the [Transfer] [Pooling] and Servicing Agreement or related documents, or by reason of reckless disregard of such third-party’s obligations under the [Transfer] [Pooling] and Servicing Agreement or related documents.

(b)

In no event shall the Subservicer be liable for any consequential damages, including but not limited to damages for loss of profits, goodwill or prospective business opportunity, except only to the extent that such damages were proximately caused by the negligence or willful misconduct of the Subservicer.

(c)

The Subservicer shall indemnify and hold the Servicer harmless against any liability, loss, damage, penalty, fine, forfeiture, legal or accounting fees, court reporting expenses, expert witness fees, and all other fees or costs of any kind, judgments or expenses, resulting from or arising out of a breach of this Agreement or the [Transfer] [Pooling] and Servicing Agreement by the Subservicer, provided, however, neither the Subservicer nor any employee, officer or director thereof shall be liable to the Servicer by reason of any act, contract or transaction performed by the Subservicer pursuant to this Agreement or the [Transfer] [Pooling] and Servicing Agreement, nor shall they be liable for any loss resulting therefrom or for any profit derived therefrom, so long as such act, contract or transaction shall, at the time at which it was entered into, have been reasonable and prudent under the circumstances and shall have conformed to the provisions of this Agreement.  Nothing contained in this Section, however, shall validate or authorize any act or shall protect any employee, officer or director of the Subservicer against any liabilities to the Servicer that arise by reason of the failure to comply with this Agreement, willful misfeasance, dishonesty, negligence or reckless disregard of the duties of the Subservicer.

11.

Events of Default.  If one or more of the following events (each, an “Event of Default”) by the Subservicer shall occur and be continuing:

(a)

[any failure by the Subservicer to remit to the Servicer any payment required to be made under the terms of this Agreement which continues unremedied for longer than two Business Days; or

(b)

failure on the part of the Subservicer duly to observe or perform, in any material respect any other of the covenants, obligations or agreements of the Subservicer as set forth in this Agreement, which failure is not cured within 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Subservicer by the Servicer or, if such failure cannot reasonably be cured within 30 days, the Subservicer has not commenced and diligently pursued the cure of such failure within 30 days after the date of such notice (in which case the Subservicer shall have an additional 30 day period with which to cure such failure); or

(c)

a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a trustee, conservator, receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidations of its affairs, shall have been entered against the Subservicer and such decree or order shall have remained in force, undischarged or unstayed for a period of 60 days; or

(d)

the Subservicer shall consent to the appointment of a trustee, conservator, receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Subservicer or of or relating to all or substantially all of the Subservicer’s property; or

(e)

the Subservicer shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;]

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Servicer, by notice in writing to the Subservicer, may, in addition to whatever rights the Servicer may have at law or equity to damages, including injunctive relief and specific performance, commence termination of all the rights and obligations of the Subservicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof.  Upon receipt by the Subservicer of a second written notice from the Servicer stating that it intends to terminate the Subservicer as a result of such Event of Default, all authority and power of the Subservicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed by the Servicer.  Upon written request from the Servicer, the Subservicer shall prepare, execute and deliver to a successor any and all documents and other instruments, place in such successor’s possession all Mortgage Files and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination including, but not limited to, the transfer and endorsement or assignment of the Mortgage Loans, Mortgage Files and related documents to the successor.  The Subservicer agrees to cooperate with the Servicer and such successor in effecting the termination of the Subservicer’s responsibilities and rights thereunder.

12.

Amendment, Modification, Termination and Waivers.

(a)

This Agreement may only be amended or modified in writing signed by the party against whom enforcement of such amendment or modification is sought.  This Agreement shall terminate upon the earlier of (i) the date of termination specified by the Servicer to the Subservicer in a written notice of termination (such date not to be earlier than [10] days after the date that Subservicer receives such notice of termination); (ii) the mutual consent of the Parties in writing; or (iii) as this Agreement relates to Mortgage Loans subject to the [Transfer] [Pooling] and Servicing Agreement, the termination of the [Transfer] [Pooling] and Servicing Agreement.  Upon termination of this Agreement, the Subservicer will cooperate with the Servicer, in accordance with the Servicer’s direction, in transferring all Mortgage Files and servicing books and records and in assisting any successor servicer or successor subservicer without delay or interruption of the services contemplated hereby.

(b)

Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.  Unless expressly provided to the contrary, the failure of any Party to insist upon strict performance of any covenant or obligation in this Agreement shall not be a waiver of such Party’s right to demand strict compliance in the future or to pursue or enforce whatever remedies may be available to such Party for any breach or default of or in such covenant or obligation (subject to applicable statutes of limitation).  No consent or waiver, express or implied, to or of any breach or default in the performance of any covenant or obligation in this Agreement shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other covenant or obligation hereunder.

13.

On or before February 28th of each year, the Subservicer shall provide the Servicer with the annual compliance certifications and annual audit report required under [subsections (c) and (d) of Section 4.04] of the [Transfer] [Pooling] and Servicing Agreement.

14.

Governing Law.  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).  ANY LEGAL ACTION, SUIT, OR OTHER PROCEEDING ARISING OUT OF OR IN ANY WAY CONNECTED WITH, THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF GEORGIA, OR IN THE UNITED STATES COURTS FOR THE NORTHERN DISTRICT OF GEORGIA.  WITH RESPECT TO ANY SUCH PROCEEDING IN ANY SUCH COURT: (A) EACH PARTY GENERALLY AND UNCONDITIONALLY SUBMITS ITSELF AND ITS PROPERTY TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT; (B) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT HAS OR HEREAFTER MAY HAVE TO THE VENUE OF SUCH PROCEEDING, AS WELL AS ANY CLAIM IT HAS OR MAY HAVE THAT SUCH PROCEEDING IS IN AN INCONVENIENT FORUM; (C) PROCESS MAY BE SERVED ON A PARTY ANYWHERE IN THE WORLD, BY THE SAME METHODS AS ARE REQUIRED FOR NOTICE UNDER THIS AGREEMENT.

15.

Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute but one and the same instrument.

16.

Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) [one] Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other parry pursuant to this provision):

If to the Subservicer, to:

[HOMEBANC MORTGAGE CORPORATION
2002 Summit Boulevard, Suite 100
Atlanta, Georgia  30319]

Attention:

[     ]
Telecopier No.:  [     ]

With a copy to:

[HOMEBANC MORTGAGE CORPORATION
2002 Summit Boulevard, Suite 100
Atlanta, Georgia  30319

Attention:

General Counsel
Telecopier No.:  (404) 303-4069]

If to the Servicer, to:

[HOMEBANC CORP.
2002 Summit Boulevard, Suite 100
Atlanta, Georgia  30319

Attention:

General Counsel
Telecopier No.:  (404) 303-4069]

17.

Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provisions hereof.

18.

Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  This Agreement shall be for the sole benefit of the Parties and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

[HOMEBANC CORP.]

By:

Name:

Title:

[HOMEBANC MORTGAGE CORPORATION]

By:

Name:

Title:

EXHIBIT A

[TRANSFER] [POOLING] AND SERVICING AGREEMENT